Provectus Pharmaceuticals, Inc.
CODE OF BUSINESS CONDUCT

INTRODUCTION

This Code of Business Conduct covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees and officers of the Company (Company includes Provectus Pharmaceuticals, Inc. and all its subsidiaries). All of our employees and officers must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  The Code should also be provided to and followed by the Company’s agents and representatives.  In addition, Company policies apply to various Company operations and you need to know and follow those policies that apply to your Company work.

If a law conflicts with a policy in this Code, you must comply with the law.  Also, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.  Employees and officers are responsible for understanding the legal and policy requirements that apply to their jobs and reporting any suspected violations of law, this Code or Company policy.

Those who violate the standards in this Code will be subject to disciplinary action, including possible dismissal. Furthermore, violations of this Code may also be violations of the law and may result in civil or criminal penalties for you, your supervisors and/or the Company.  If you are in a situation which you believe may violate or lead to a violation of this Code, follow the procedures set out in Section 19 of this Code.

The basic principles discussed in this Code are subject to any Company policies covering the same issues.

1.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees and officers must respect and obey the laws, rules and regulations of the cities, states and countries in which we operate. Although employees and officers are not expected to know the details of each of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way - or even appears to interfere - with the interests of the Company. A conflict situation can arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and officers and their family members by the Company may create conflicts of interest and in certain instances are prohibited by law.

It is a conflict of interest for a Company employee or officer to work for a competitor, customer or supplier.  You should avoid any direct or indirect business connection with our customers, suppliers or competitors, except as required on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except as approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or follow the procedures set out in Section 19. Any employee or officer who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures provided in Section 19 of this Code.

3.	Insider Trading

All non-public information about the Company should be considered confidential information.  Employees and officers who have access to confidential information about the Company or any other entity are not permitted to use or share that information for trading purposes in Company A or the other entity’s securities or for any other purpose except the conduct of the Company’s business.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company’s Guidelines for Trading Company Stock.

4.	Corporate Opportunities

Employees and officers are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee or officer may use corporate property, information, or position for personal gain, and no employee or officer may compete with the Company directly or indirectly. Employees and officers owe a duty to the Company to advance the Company’s interests when the opportunity to do so arises.

5.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee and officer should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other illegal trade practice.

No employee or officer is permitted to engage in price fixing, bid rigging, allocation of markets or customers, or similar illegal anti-competitive activities.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. All inspection and testing documents must be handled in accordance with all applicable specifications and requirements.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee or officer, family member of an employee or officer, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is reasonable in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws, regulations or applicable policies of the other party’s organization. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.	Political Contributions

Except as approved in advance by the Chief Executive Officer or Chief Financial Officer, the Company prohibits political contributions (directly or through trade associations) by the Company or its business units. This includes: (a) any contributions of Company funds or other assets for political purposes, (b) encouraging individual employees to make any such contribution; or (c) reimbursing an employee for any contribution.

Individual employees are free to make personal political contributions as they see fit.

7.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, color, religion, sex, national origin or any other protected class. For further information you should consult the appropriate Company policy.

8.	Health and Safety

The Company strives to provide each employee and officer with a safe and healthy work environment. Each employee and officer has responsibility for maintaining a safe and healthy workplace for all employees and officers by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.  Violence and threatening behavior are not permitted.

Employees and officers are expected to perform their Company related work in a safe manner, free of the influences of alcohol, illegal drugs or controlled substances.  The use of illegal drugs in the workplace will not be tolerated.

9.	Environmental

The Company expects its employees and officers to follow all applicable environmental laws and regulations.

10.	Record-Keeping, Financial Controls and Disclosures

The Company requires honest, accurate and timely recording and reporting of information in order to make responsible business decisions.

All business expense accounts must be documented and recorded accurately in a timely manner. If you are not sure whether a certain expense is legitimate, ask your controller. Policy guidelines are available from your controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, must be promptly disclosed in accordance with any applicable laws or regulations and must conform both to applicable legal requirements and to the Company’s system of internal controls.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that may be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies.

11.	Confidentiality

Employees and officers must maintain the confidentiality of proprietary information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized in writing by the Chief Financial Officer or required by laws or regulations. Proprietary information includes all non-public information that might be of use to competitors or harmful to the Company or its customers or suppliers if disclosed. It includes information that suppliers and customers have entrusted to us. The obligation to preserve proprietary information continues even after employment ends.

12.	Protection and Proper Use of Company Assets

All employees and officers should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets are to be used for legitimate Company purposes. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should not be used for non-Company business.

The obligation of employees and officers to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy. It could also be illegal and result in civil or criminal penalties.

13.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Never give or authorize directly or indirectly any illegal payments to government officials of any country.  While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed with the Chief Financial Officer.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but is also a civil or criminal offense. State and local governments, as well as foreign governments, often have similar rules.

14.	Trade Issues

From time to time, the United States, foreign governments and the United Nations have imposed boycotts and trading sanctions against various governments and regions, which must be obeyed.  Advice regarding the current status of these matters must be obtained from the Chief Financial Officer.

15.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or regulation.

16.	Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed behavior, which they believe may be illegal or a violation of this Code of Conduct or Company policy or when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports made in good faith by employees of misconduct by others. Employees are expected to cooperate in internal investigations of misconduct.

17.	Improper Influence on Conduct of Auditors

You are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor: (1) to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other professional or regulatory standards); (2) not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards; (3) not to withdraw an issued report; or (4) not to communicate matters to the Company’s Audit Committee.

18.	Financial Reporting

As a public company, it is necessary that the Company’s filings with the United States Securities and Exchange Commission be accurate and timely.  The Company expects employees and officers to take this responsibility very seriously and provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements

The Company’s policy is to comply with all financial reporting and accounting regulations applicable to the Company.  If any employee or officer has concerns or complaints regarding accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns by one of the methods described in Section 19.

19.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

(a)	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

(b)
Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

(c)
Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.  If you are uncomfortable discussing the problem with your supervisor you can talk to your general manager or human resources manager.

(d)
Seek help from Company resources. In a case where you have concerns over company compliance with required regulations and it may not be appropriate to discuss an issue with your supervisor, or local management, it is recommended that you contact our compliance hotline at 866-354-3060 or through the anonymous service email provided at provectuspharmaceuticals@thecompliancepartners.com.

(e)
You may report violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees or officers for good faith reports of suspected violations.

(f)	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

(g)
All employees and officers are subject to the Company’s Code, which describes procedures for the internal reporting of violations of the Code.  All employees and officers must comply with those reporting requirements and promote compliance with them by others.  Failure to adhere to this Code by any employee or officer will result in disciplinary action, up to and including termination.

20.	Annual Acknowledgement

To help ensure compliance with this Code of Business Conduct, the Company requires that all exempt salaried employees and officers review the Code of Business Conduct and acknowledge their understanding and adherence in writing on an annual basis on the attached form.

Your Personal Commitment to the
Provectus Pharmaceuticals, Inc.
Code of Business Conduct

I acknowledge that I received a copy of the Provectus Pharmaceuticals, Inc. Code of Business Conduct dated ____________ (“the Code”), that I have read the Code and that I understand it.  I will comply with the Code.  If I learn that there has been a violation of the Code, I will contact my general manager or the Chief Financial Officer.  I acknowledge that the Code is not a contract, and that nothing in the Code is intended to change the traditional relationship of employment-at-will.

Dated:
Signature

Employee’s Name (Please Print)